                                                                   EXHIBIT 2.1.2


                          PRIMESTAR PARTNERS ROLL-UP

                           SUMMARY OF BUSINESS TERMS
                           -------------------------

          The purpose of this Summary of Business Terms is to outline the transactions pursuant to which each of Time Warner Cable ("TWC"), Advance/Newhouse Partnership ("Newhouse"),/1/Cox Communications, Inc.
("Cox"), Comcast Corporation ("Comcast"), MediaOne of Delaware, Inc. ("MediaOne") and GE American Communications, Inc. ("GE") will receive (i) certain shares of Common Stock of a public company ("NewCo") that will be the ultimate parent entity of or otherwise hold the assets of TCI Satellite Entertainment, Inc. ("TSAT") and (ii) an amount of cash (or the assumption of debt by NewCo) in exchange for, either in the form of an asset contribution or via merger (collectively, the "Exchange"), the partnership interests (collectively, the "Partnership Interests") of TWC/Newhouse, Cox, Comcast, MediaOne and GE in PRIMESTAR Partners L.P. ("PRIMESTAR") and, except in the case of GE, the respective PRIMESTAR customer accounts, subscribers, equipment and inventory of TWC/Newhouse, Cox, Comcast and MediaOne and certain other related assets (collectively, including the Partnership Interests, the "PRIMESTAR Assets") and to describe the post-exchange governance structure of NewCo and certain other related matters.


          Unless the context otherwise requires, references herein to "TWC", "Newhouse", "Cox", "Comcast", "MediaOne" and "GE" shall include each of such entities together with their respective controlled affiliates that are Permitted Transferees (as defined herein). "TWC/Newhouse" shall mean the collective reference to TWC, Newhouse and their respective controlled affiliates that are Permitted Transferees. Each of TWC/Newhouse, Cox, Comcast and MediaOne, together with their respective Permitted Transferees, are referred to herein as a "Series C Holder" and collectively as the "Series C Holders".

ROLL-UP:    Initially, NewCo will be a Delaware corporation wholly owned by
--------    TSAT. Pursuant to a Merger and Contribution Agreement, each of the following actions will occur as part of the same reorganization plan and in close time proximity to permit such actions to qualify as a "Section 351" tax free transaction: (i) TSAT will merge with a


---------
/1/   There will be a voting agreement between TWC and Newhouse, governing the voting of the shares of Series C Common Stock of NewCo (as defined herein) held by Newhouse (the "Voting Agreement"). Attached as Exhibit D hereto is a summary of the terms of these arrangements.

               wholly owned subsidiary of NewCo, with TSAT remaining the surviving entity; (ii) TSAT public stockholders will exchange their TSAT Common Stock for Common Stock of NewCo; and (iii) the PRIMESTAR Assets of each Series C Holder and GE will be contributed to NewCo, and each Series C Holder and GE shall receive in exchange for such PRIMESTAR Assets (x) an assumption of indebtedness and/or an amount in cash and (y) Common Stock of NewCo.

SERIES C       Each Series C Holder will receive in exchange for its PRIMESTAR
--------       Assets a combination of (i) shares of Series A Common Stock of
HOLDERS        NewCo ("Series A Stock") and Series C Stock and (ii) an amount of
-------        cash (or the assumption of debt by NewCo). GE will receive in
AND GE:        exchange for its Partnership Interest a combination of (i) shares
-------        of Series A Stock and (ii) an assumption of indebtedness and/or an amount in cash. The number of shares of Series A Stock and Series C Stock and the amount of cash (or the assumption of debt by NewCo) to be received by each Series C Holder and by GE shall be determined as follows:

               (a) Valuation Amount.  Each Series C Holder and GE shall receive
                   -----------------
               as of the date of Closing (i) the number of shares of Series A Stock and Series C Stock and (ii) the amount of cash and/or assumption of debt by NewCo as determined as of the date of Closing in accordance with the methodology set forth on Exhibit A hereto. The numbers set forth on Exhibit A hereto are for illustrative purposes only and are not binding on the parties hereto.

               (b) Inventory Adjustment.  There shall be an inventory adjustment
                   ---------------------
               with respect to each Series C Holder based on the ending inventory of each such Series C Holder on the date of the Closing. The manner in which such inventory adjustment is to be determined is described in "Closing Adjustments" below. The numbers set forth on Exhibit E hereto as an example of such inventory adjustment mechanism are for illustrative purposes only and are not binding on the parties hereto. The inventory adjustment shall be subject to a post closing audit and adjustment.

AMENDMENTS     NewCo shall adopt the TSAT Charter (the
----------     "Charter") with the  following amendments:
TO THE
------         Increase in Authorized Stock.  The Charter shall be amended to
CHARTER:       -----------------------------
--------       authorize shares of Series C Stock and increase the authorized shares of Series A Stock in a sufficient number to satisfy the Exchange (as well as sufficient additional shares to cover anti-dilution adjustments). In addition, the Charter shall be amended to (i) increase the authorized shares of Series B Common Stock of NewCo ("Series B Stock") in a sufficient number to satisfy the conversion rights of the Series C Stock (as well as sufficient additional shares to cover anti-dilution adjustments) and (ii) increase the authorized shares of Series A Stock by an additional amount to satisfy the conversion rights of such additional shares of Series B Stock (as well as sufficient additional shares to cover anti-dilution adjustments). See "Voluntary Conversion" and "Mandatory Conversion" below.

               Votes per Share.  The Charter currently provides that each share
               ----------------
               of Series A Stock is entitled to one vote and each share of Series B Stock is entitled to 10 votes. The Charter shall be amended to provide that each share of Series C Stock is entitled to 10 votes.

               Stockholder Voting Rights.  In addition to any voting rights that
               --------------------------
               stockholders may have under Delaware law, the Charter provides that the following actions require the approval of at least 66-2/3% of the total voting power of all outstanding voting securities:

               . the amendment, alteration or repeal of any provision of the Charter;

               . the amendment, alteration or repeal of any provision of the By-laws (as defined below);

               . the merger or consolidation of the corporation with or into any other corporation, unless no stockholder vote is required in connection with such merger or consolidation under Delaware law;

               . the sale, lease or exchange of all or substantially all of the property and assets of the corporation; and

               .    the dissolution of the corporation.

               In addition, the Charter shall be amended to provide that each of the following actions shall require the approval of (i) the majority of the outstanding shares of Series B Stock and (ii) 83% of the outstanding shares of Series C Stock; provided that so
                                                            --------
               long as any of Cox, Comcast or MediaOne holds a smaller number of shares of Series C Stock than the Cut-Off Amount,/2/ such entity shall not by itself be able to veto any such specified actions:

               . the amendment, alteration or repeal of any provision of the Charter;

               . the amendment, alteration or repeal of any provision of the By-laws;/3/

               . the merger or consolidation of the corporation with or into any other corporation;

               . the sale, lease or exchange of all or substantially all of the property and assets of the corporation;

               .    the dissolution of the corporation;

-------------
/2/ The "Cut-Off Amount" shall mean 80% of the aggregate number of shares of Series C Stock held by any two of Cox, Comcast and MediaOne, respectively holding the highest and the lowest number of shares of Series C Stock among such entities as of the Closing. Each number of shares of a Series of NewCo Common Stock set forth herein shall be adjusted from time to time to give effect to stock splits, stock dividends and similar transactions with respect to such Series of NewCo Common Stock.

/3/ In the definitive agreements contemplated herein, the parties hereto intend to include a schedule specifying sections of the By-laws, the amendment of which would require only a simple majority approval of the board.

               . the authorization or issuance of any form of equity of NewCo, other than (x) the authorization or issuance of any new or existing series of single-vote common stock, (y) the authorization or issuance of any preferred stock (other than high vote preferred stock) or convertible securities, provided that such convertible securities and preferred
                    --------
                    stock, if convertible, is only convertible into single vote common stock and (z) the issuance of any common stock or preferred stock (including high-vote stock) pursuant to any stock split or pro rata stock dividend, provided that, in
                                   --------                 --------
                    connection with such stock split or stock dividend, (i) only single vote common stock is distributed to holders of single vote common stock or preferred stock, (ii) no Series B Stock is distributed to stockholders other than stockholders of Series B Stock and (iii) no Series C Stock is distributed to stockholders other than stockholders of Series C Stock;

               .    the filing by NewCo of a voluntary bankruptcy petition; and

               . the engagement by NewCo in any business other than the "Satellite Television Business" (defined below), subject to certain exceptions to be mutually agreed to by the parties hereto.

               For purposes of the Charter, "Satellite Television Business" shall mean (i) any business activity that principally uses communications satellites to provide video and audio programming, information services, entertainment or other communications services to the antennas or other reception equipment of customers or subscribers of such business activity or to multiple dwelling or commercial units comprising such customers or subscribers, (ii) investments and activities related to video, audio, information and other programming services, (iii) investments and activities related to the development, design, manufacture and/or sale of electronics equipment and components related to activities and investments contemplated by clauses (i) and (ii) above and (iv) any other operations, services or activities related or ancillary to any of the foregoing.

               Except for matters otherwise specified herein, all series of Common Stock shall vote together as a single class on matters requiring a stockholder vote, including the election of the directors not voted on by the Series B Stock or the Series C Stock, in each case, as a class.

               Series B Stock Vote.  In addition to the stockholder voting
               --------------------
               rights set forth above under the caption "Stockholder Voting Rights", the following matters shall require the approval of a majority vote of the outstanding shares of Series B Stock voting as a class:

               .    election of B Directors (as defined below); and

               .    amendment to any provision of the terms of the Series B
                    Stock.

               Series C Stock Vote.  In addition to the stockholder voting
               --------------------
               rights set forth above under the caption "Stockholder Voting Rights", the following matters shall require the approval of a majority vote of the outstanding shares of Series C Stock voting as a class:

               .    election of C Directors (as defined below); and

               .    amendment to any provision of the terms of the Series C
                    Stock.

               Voluntary Conversion.  Each share of Series B Stock is currently
               ---------------------
               convertible, at the option of the holder thereof, into one share of Series A Stock. Shares of Series A Stock are not convertible.

               The Charter shall be amended to provide that the Series C Stock will be convertible at any time at the option of the holder thereof into Series B Stock at a 1:1 ratio (adjusted from time to time to give effect to stock splits, stock dividends and similar transactions with respect to Series B Stock and Series C Stock, as applicable).

               In the Stockholders Agreement (as defined below), each Series C Holder shall agree not to convert any of its Series C Stock into Series B Stock, except upon Transfer of such Series C Stock to any person (other than a Series C Holder) after complying with the right of first refusal process described under "Rights of First Refusal--Series C Stock" below.

               Mandatory Conversion.  The Charter shall be amended to provide
               ---------------------
               that Series C Stock will be mandatorily converted into Series B Stock at a 1:1 ratio (adjusted from time to time to give effect to stock splits, stock dividends and similar transactions with respect to Series B Stock and Series C Stock, as applicable) upon Transfer (as defined below) of such Series C Stock by a Series C Holder to any person other than (i) a person that is a controlled affiliate (which will be defined to include the ultimate parent entity of such Series C Holder and any entity controlled by such ultimate parent entity) of such Series C Holder so long as such person remains a controlled affiliate of such Series C Holder,
               (ii) any other Series C Holder pursuant to the right of first refusal process described under "Rights of First Refusal--Series C Stock" below, (iii) an acquiror of all or substantially all of such Series C Holder's cable assets, as provided under "Cable Sale" below or (iv) a spin-off entity which acquires all or substantially all of such Series C Holder's cable assets, as provided under "Spin-Off" below.

               On the tenth anniversary of the first issue of Series C Stock, all Series C Stock will be mandatorily converted into Series B Stock at a 1:1 ratio (adjusted from time to time to give effect to stock splits, stock dividends and similar transactions with respect to Series B Stock and Series C Stock, as applicable).

               "Controlled affiliate" shall be defined, subject to certain exceptions to be mutually agreed to, to include in the case of an individual, any entity in which such individual both as of the Closing and at all times thereafter (x) controls 5% or more of the voting power and (y) participates in the direction of the management and control of such entity.

               Board Composition.  The Charter shall be amended to increase the
               ------------------
               size of the Board of Directors to eleven members. The Charter will provide that initially (i) three directors will be elected by the Series B Stock voting as a class (the "B Directors"); (ii) six directors will be elected by the Series C Stock voting as a class (the "C Directors"); and (iii) two directors will be elected by the shares of all Series of Common Stock voting together as a single class (the "Common Directors"). Directors will be elected at each annual meeting of NewCo's stockholders and will hold office until the next annual meeting of NewCo's stockholders.

               The Charter will include a mechanism pursuant to which the number of C Directors will decrease (i) as the total Series C Stock initially outstanding decreases and (ii) as the Series C Holders' individual holdings of Series C Stock decrease, in each case consistent with the discussion below under "Stockholders Agreement--Board Composition". The Charter will also include a mechanism pursuant to which the number of B Directors will decrease as the total Series B Stock initially outstanding decreases, consistent with the discussion below under "Stockholders Agreement--Board Composition". The number of Common Directors will increase by a number equal to the decrease in the aggregate number of B Directors and C Directors.

               The Charter will be amended to provide that the special class right of the Series C Stock voting as a class to elect a specified number of directors will terminate at such time (the "Series C Termination Date") as the Series C Stock voting as a class shall no longer be entitled to elect at least three C Directors. The Charter will be amended to provide that the special class right of the Series B Stock voting as a class to elect a specified number of directors will terminate at the earlier of (i) the Series C Termination Date and (ii) the date on which the Series B Stock voting as a class shall no longer be entitled to elect any B Director pursuant to the applicable cap on the number of B Directors set forth under "Stockholders Agreement--Board Composition" below.

AMENDMENTS     NewCo shall adopt the TSAT By-laws (the
----------     "By-laws") with the following amendments:
TO THE
------         Satellite Television Business.  The By-laws shall be amended to
BY-LAWS:       ------------------------------
--------       provide that, for a period of five years from the Closing, the vote of (i) a simple majority of the Investment Committee of NewCo's board (which committee shall consist of all of the NewCo directors) and (ii) a majority of the B Directors and a majority of the C Directors shall be required to approve any Ancillary
               Investment (as defined below) in excess of U.S. $50,000,000.
               "Ancillary Investment" shall mean any investment or activity described in clause (ii) or (iii) of the definition of "Satellite
               Television Business" in the Charter.

               Majority Board Vote.  The By-laws shall also be amended to
               --------------------
               provide that (subject, in each case, to stockholder approval, if necessary), all matters presented to the board may be approved by a simple majority vote. In addition, the By-laws shall provide that the board may from time to time, by resolution of a simple majority, specify certain matters that shall require the simple majority vote of the board or amend, supplement, substitute or remove any such matters or add new matters requiring the simple majority vote of the board. Except as otherwise specifically provided herein, the board, by a simple majority vote of its members, shall have the right from time to time to delegate to or remove from any board committee the authority to approve or specify, amend, supplement, substitute or remove any such matters or add new matters requiring the approval of any number of such board committee's members. See "Board Committees" below.

               The form of board resolution attached hereto as Exhibit B sets forth certain matters that will require the approval of the majority of the board. The parties hereto agree to use their best efforts to cause such resolution to be adopted by the NewCo board at the first board meeting immediately after the Closing.

               Interested Directors.  The By-laws shall be amended to provide
               ---------------------
               that related party transactions shall require approval pursuant to the Delaware sanitization statute (8 Del. C. (S) 144). In general, Section 144 of the Delaware General Corporation Law requires that related party transactions be approved, in each case after full disclosure of all material facts, by (i) the board, including the majority of the disinterested directors,
               (ii) the stockholders in good faith or (iii) the board or the stockholders, provided that the transaction is fair as to the
                             --------
               corporation as of the time of such approval. The By-laws will define certain relevant terms, including "related party transaction" and "disinterested director".

               Board Committees.  The By-laws will address issues relating to
               -----------------
               the delegation of decision-making authority to board committees and the limitations of the authority that may be so delegated;

               provided that the authority to approve or specify, amend,
               --------
               supplement, substitute, remove or add new matters otherwise requiring the simple majority vote of the board may be delegated by a vote of a simple majority of the board to any board committee, as provided under "Majority Board Vote" above.

STOCKHOLDERS   General.  Agreement among each of the
------------   --------
AGREEMENT:     Series C Holders, John Malone ("Malone"), Kearns-Tribune, GE and
----------     NewCo to determine certain voting rights and other rights and obligations of the Series C Holders, the Specified Series B
               Holders (as defined below) and GE in connection with their respective shares of NewCo Common Stock. Unless the context otherwise requires, references herein to "Malone" and "Kearns-
               Tribune" shall include each of such persons together with their respective controlled affiliates that are Permitted Transferees. Each of Malone and Kearns-Tribune, together with their respective Permitted Transferees, are referred to herein as a "Specified Series B Holder" and collectively as the "Specified Series B Holders".

               Board Composition.  Initially, the NewCo board will consist of
               ------------------
               three B Directors, six C Directors and two Common Directors.

               (a) Series B Stock.  The Series B Stock voting as a class shall
                   ---------------
               be entitled to elect three B Directors so long as 80% or more of the number of shares of Series B Stock outstanding as of the Closing remain outstanding, however for purposes of such calculation, shares of Series B Stock owned by any Series C Holder (or controlled affiliate thereof) and converted into

               Series A Stock shall not be counted. If the number of outstanding shares of Series B Stock outstanding at any time (but not counting any shares of Series B Stock owned by any Series C Holder (or controlled affiliate thereof) and converted into Series A Stock) is reduced below 80% of the amount of shares of Series B Stock outstanding at the Closing, then the number of directors entitled to be elected by the Series B Stock as a class shall decrease proportionately as follows:/4/

--------------------------------------
  PERCENTAGE OF        NUMBER OF
 SERIES B STOCK    DIRECTORS ENTITLED
 OUTSTANDING AT     TO BE ELECTED BY
    CLOSING*         SERIES B STOCK
--------------------------------------
  80.0% - 100%              3
--------------------------------------
  60.0% - 79.9%             2
--------------------------------------
  40.0% - 59.9%             1
--------------------------------------
  Less than 40.0%           0
--------------------------------------

------------
/4/ The numbers of shares of Series B Stock represented by the percentages set forth in the table that follows shall be adjusted from time to time to give effect to stock splits, stock dividends and similar transactions with respect to Series B Stock.

               * Any shares of Series B Stock owned by any Series C Holder (or controlled affiliate thereof) and converted into Series A Stock shall not be included for purposes of the calculation of the number of outstanding shares of Series B Stock on the above table.

               The special class right of the Series B Stock to elect B Directors shall terminate on the earlier of (i) the Series C Termination Date and (ii) the date on which the Series B Stock shall not be entitled to elect any B Directors pursuant to the table above.

               (b) Series C Stock.  Subject to the caps on the number of C
                   ---------------
               Directors based on individual shareholdings of Series C Stock set forth below, the Series C Stock voting as a class shall be entitled to elect six C Directors so long as 80% or more of the aggregate shares of Series C Stock outstanding as of the Closing remain outstanding. If the number of shares of Series C Stock outstanding as of the Closing is reduced below 80% of such initial amount, then, subject to the caps on the number of C Directors based on individual shareholdings of Series C Stock, the number of directors entitled to be elected by the Series C Stock voting as a class (the "Aggregate C Holders Cap") shall decrease proportionately as follows:/5/



-----------------------------------------
   PERCENTAGE OF           NUMBER OF
  SERIES C STOCK       DIRECTORS ENTITLED
 OUTSTANDING AS OF      TO BE ELECTED BY
   THE CLOSING          SERIES C STOCK
-----------------------------------------
   80.0% - 100.0%              6
-----------------------------------------
   66.7% - 79.9%               5
-----------------------------------------
   53.4% - 66.6%               4
-----------------------------------------
   40.1% - 53.3%               3
-----------------------------------------
   Less than 40.1%             0
-----------------------------------------

------------
/5/ The numbers of shares of Series C Stock represented by the percentages set forth in the table that follows shall be adjusted from time to time to give effect to stock splits, stock dividends and similar transactions with respect to Series C Stock.

               As the Series C Holders' holdings of Series C Stock change over time as a result of sales and purchases of Series C Stock by the Series C Holders, the number of C Directors to be elected by the Series C Stock shall be apportioned in proportion to their respective holdings of Series C Stock subject to the Aggregate C Holders Cap set forth in the table above; provided that the
                                                         --------
               number of C Directors to be elected by any individual Series C Holder (the "Individual C Holder Cap") shall be limited as follows:/5/

-------------------------------------------
                        MAXIMUM NUMBER OF
                           C DIRECTORS
                         ENTITLED TO BE
 SHARES OF SERIES C        ELECTED BY
   STOCK OWNED BY          APPLICABLE
  SERIES C HOLDER        SERIES C HOLDER
 -------------------------------------------
80% of the Series C
 Stock holdings of                3
 TWC/Newhouse
as of the Closing
-------------------------------------------
 160% of the Series C
Stock holdings of the             2
    Lowest C*
as of the Closing
-------------------------------------------
 80% of the Series C
Stock holdings of the             1
   Lowest C*
as of the Closing
-------------------------------------------
Less than 80% of the
 Series C Stock
 holdings of the                  0
   Lowest C*
as of the Closing
-------------------------------------------

* The lowest holdings of Series C Stock as of the Closing of Cox, Comcast and MediaOne.

               If the maximum number of C Directors permitted to be elected pursuant to the Aggregate C Holders Cap is smaller than the aggregate number of C Directors entitled to be elected pursuant to the Individual C Holder Caps or vice versa, the number of C Directors shall decrease by the difference in such numbers and the number of Common Directors shall increase by such difference. The board will consist entirely of Common

               Directors upon the earlier of (i) the Series C Termination Date and (ii) the tenth anniversary of the first issue of Series C Stock.

               C Directors Allocation Mechanism.  If the aggregate number of C
               ---------------------------------
               Directors permitted to be elected pursuant to the Aggregate C Holders Cap is smaller than the aggregate number of C Directors permitted to be elected pursuant to the Individual C Holder Caps, then the Series C Holder that holds the number of shares of Series C Stock that is closest (in number of shares) to the next lower Individual C Holder Cap shall be treated as if the number of shares of Series C Stock owned by such Series C Holder was less than such next lower Individual C Holder Cap and therefore will lose the right to elect one C Director, so that the aggregate number of C Directors elected by the Series C Holders equals the number of C Directors permitted to be elected pursuant to the Aggregate C Holder Cap.

               Directors Adjustment Mechanism.  Each adjustment in the number of
               -------------------------------
               directors provided for under "Board Composition" and "C Directors Allocation Mechanism" above shall become effective as of the annual meeting of NewCo stockholders immediately following the applicable event causing the need for such adjustment, provided that such adjustment is still necessary at the time of such annual stockholders' meeting.

               Board Nominees.  The nomination process for the B Directors and
               ---------------
               the mechanics for the removal and replacement of any B Director nominees prior to the election thereof to the board will be determined by the Specified Series B Holders by separate agreement among them./6/

---------------
/6/ Each Series C Holder shall have the right to obtain a copy, including any amendments or supplements thereto, of any agreement to which a Specified Series B Holder is a party and which governs the nomination process, removal or replacement of any B Director nominees. The Series B Holders will have a similar right with respect to the Series C Holders.

               The C Directors shall be nominated by the Series C Holders. Each Series C Holder shall nominate as many directors as the number of C Directors that such Series C Holder is entitled to elect pursuant to "Board Composition" and "Allocation Mechanism" above. Of the initial six C Directors, three will be nominated by TWC/Newhouse and one by each of Cox, Comcast and MediaOne. Each Series C Holder will have the right to remove and replace its C Director nominees at any time prior to the election thereof to the board.

               The initial two Common Directors to be nominated will be John Goddard and John Connelly. If for whatever reason either Common Director is unable to serve, such Common Director shall be replaced in a manner consistent with the procedure set forth below for nominating Common Directors. The Charter shall provide that (i) prior to the Series C Termination Date, each Common Director (including Common Directors that are elected in the place of B Directors or C Directors) will be nominated by an 83% vote of the B Directors and the C Directors then in office, collectively and (ii) after the Series C Termination Date, the Common Directors will be nominated by a majority of the incumbent board.

               Agreement to Vote.  Each Series C Holder will agree for the term
               ------------------
               of the Stockholders Agreement to vote (or cause to be voted) all shares of Series C Stock held by such Series C Holder at the time of such vote, whenever acquired, in favor of the C Directors nominated by the Series C Holders as provided under "Board Nominees" above. In addition, each Series C Holder and each Specified Series B Holder will agree for the term of the Stockholders Agreement to vote all shares of NewCo Common Stock held by such stockholders at the time of such vote, whenever acquired, in favor of the Common Directors nominated as provided under "Board Nominees" above. GE will agree for the term of the Stockholders Agreement to vote (or cause to be voted) (i) all shares of Series B Stock acquired by GE pursuant to the right of first refusal process described under "Rights of First Refusal" below and held by GE at the time of such vote in favor of the B Directors nominated as provided under "Board Nominees" above and (ii) all shares of Series A Stock and Series B Stock acquired by GE pursuant to the rights of first refusal process described under "Rights of First Refusal" below and held by GE at the time of such vote in favor of the Common Directors nominated as provided under "Board Nominees" above. In the event that any Series C Holder, any Specified Series B Holder or GE fails or refuses so to vote (or cause to be voted) its or his shares of Common Stock, each other Series C Holder, Specified Series B Holder or GE (in the event GE does not fail or refuse so to vote its shares of Common Stock), as applicable, shall have an irrevocable proxy (which shall be coupled with an interest) to vote such shares of Common Stock, as provided in this paragraph.

               Transfer Restrictions.  No Series C Holder shall have the right,
               ----------------------
               directly or indirectly, to sell, transfer, assign or hypothecate (collectively, "Transfer") any of its Series A Stock or Series C Stock, except as provided under "Permitted Transfers" below. The Specified Series B Holders shall not have the right to Transfer any of their respective Series B Stock, except as provided under "Permitted Transfers" below.

               Permitted Transfers.  (a)  Series A Stock. Subject to any
               --------------------       ---------------
               restrictions on Transfers in connection with the Series C Holders' registration rights set forth on Exhibit C hereto,/7/ a Series C Holder may at any time

--------------
/7/ The registration rights provisions of Exhibit C hereto prohibit under certain circumstances any sale of equity securities of NewCo by NewCo, the Series C Holders, the Specified Series B Holders and GE and their respective controlled affiliates during the ten (10) Business Days prior to, and during the ninety-day period beginning on, the later of (i) the effective date of a registration of Registrable Securities in connection with an underwritten public offering or (ii) the commencement of a public distribution of such Registrable Securities pursuant to such registration.

               Transfer any or all of its Series A Stock pursuant to (x) a registered public offering as provided in connection with the registration rights set forth on Exhibit C hereto or (y) an exemption to the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder.

               (b)  Series B Stock and Series C Stock.  A Series C Holder may
                    ----------------------------------
               Transfer any or all of its Series C Stock without conversion to
               (i) a person that is a controlled affiliate (which will be defined to include the ultimate parent entity of such Series C Holder and any entity controlled by such ultimate parent entity) of such Series C Holder so long as such person remains a controlled affiliate of such Series C Holder, (ii) an acquiror of all or substantially all of such Series C Holder's cable assets pursuant to a Cable Sale or (iii) a spin-off entity which acquires all or substantially all of such Series C Holder's cable assets pursuant to a Spin-Off. All other Transfers of Series C Stock shall be subject to the right of first refusal process described under "Rights of First Refusal" below. The Series C Stock shall be converted into Series B Stock prior to a Transfer to any person (other than a Series C Holder) pursuant to the right of first refusal process. Each Series C Holder shall agree not to convert its Series C Stock into Series B Stock other than upon Transfer of such Series C Stock to any person (other than a Series C Holder) pursuant to the right of first refusal process.

               With respect to Newhouse, "controlled affiliate" shall include any person that is a lineal descendant (including adoptees) of Meyer and Rose Newhouse, any entity which is wholly owned directly or indirectly by one or more of such lineal descendants or any trust established for the sole benefit of one or more such lineal descendants or their spouses.

               All Transfers of Series B Stock (or, at the option of the Specified Series B Holder, the Series A Stock issued upon conversion of such Series B Stock) by any Specified Series B Holder shall be subject to the right of first refusal process described under "Rights of First Refusal" below, except for Transfers of Series B Stock by any Specified Series B Holder to any person that is a controlled affiliate of such Specified Series B Holder so long as such person remains a controlled affiliate thereof.

               Transfers of all Series of NewCo Common Stock shall be subject to the claw back rights set forth under "Claw Back Rights" below.

               (c)  Obligations of Permitted Transferees. Each controlled
                    -------------------------------------
               affiliate that acquires Series B Stock or Series C Stock pursuant to a permitted Transfer and each person that acquires Series C Stock pursuant to a Cable Sale or Spin-Off (each, a "Permitted Transferee") shall be required as a condition to such Transfer to become a party to the Stockholders Agreement and agree to be bound by the terms and conditions of the Stockholders Agreement. Thereupon, such Permitted Transferee will be deemed a Specified Series B Holder or Series C Holder (as applicable) for purposes of this Summary of Business Terms and the Stockholders Agreement.

               Rights of First Refusal.  (a)  General. Except as provided under
               ------------------------       --------
               "Permitted Transfers" above, if any Series C Holder or Specified Series B Holder (each such holder, a "Transferor") proposes to Transfer any of its shares of Series C Stock or Series B Stock (any such shares proposed to be Transferred being the "Transferred Interest"), such Transferor shall (unless the proposed Transfer is pursuant to a Public Sale or a Tender Offer) be free to negotiate with any transferee to obtain an offer to buy the Transferred Interest. At any time that the Transferor
               (i) receives from a transferee a bona fide, fully financed offer that the

               Transferor is willing to accept or (ii) seeks to Transfer the Transferred Interest pursuant to a Public Sale or a Tender Offer, the Transferor shall provide written notice thereof (each, a "Transfer Notice") to each other Series C Holder, Specified Series B Holder and GE. The Transfer Notice shall include (A) in the case of a Transfer other than pursuant to a Public Sale or Tender Offer, the identity of the prospective buyer, the price per share offered, the terms of the prospective buyer's financing and the other material terms of the offer, (B) in the case of a Transfer pursuant to a Public Sale, the Current Market Price as of the date of the Transfer Notice and whether such Public Sale constitutes a Fast-Track Sale and (C) in the case of a Transfer pursuant to a Tender Offer, the tender offer price per share.

               For purposes hereof:

               "Current Market Price" shall mean, as to any share of Series B Stock or Series C Stock as of any date, the average of the daily closing prices for shares of Series B Stock for the 30 consecutive trading days immediately prior to such date.

               "Fast-Track Sale" shall mean that as of the date of the applicable Transfer Notice, the Transferor has a bona fide intention to sell the Transferred Interest pursuant to a Public Sale to be consummated within 90 days of the date of such notice.

               "Public Sale" shall mean a sale of the Transferred Interest pursuant to (A) a registered offering under either an already effective registration statement under the Securities Act or a registration statement to be filed pursuant to the exercise of a demand or piggyback registration right by the Transferor or (B) Rule 144 under the Securities Act, in each case, provided that
                                                                --------
               such sale is not being undertaken as a result of an offer to buy, a bid or a request, invitation or solicitation to sell made by any person (other than an investment banker seeking to act as an underwriter of a publicly distributed offering of the Transferred Interest).

               "Tender Offer" shall mean a tender or exchange offer for shares of any Series of NewCo Common Stock on Schedule 14d-1 under the Securities and Exchange Act of 1934, as amended.

               (b)  Series C Stock./8/ Upon receipt of a Transfer Notice
                    ---------------
               relating to Series C Stock, each Series C Holder (other than the Transferor) will have the right to acquire its pro rata portion
                                                              --- ----
               (or a smaller amount) of the Transferred Interest, based on the number of shares of Series C Stock owned by each such Series C Holder that elects to acquire its pro rata portion (or a smaller
                                                 --- ----
               amount) of the Transferred Interest (each, an "Acquiring Series C Holder") at the time of the exercise of such Right of First Refusal. Such Right of First Refusal must be exercised (by written notice to the Transferor and each other Series C Holder, Specified Series B Holder and GE) within 20 days (10 days in the case of a Fast-Track Sale and 7 days in the

------------
/8/ For purposes of this section, Transfers of Series C Stock by Newhouse shall be subject to the Right of First Refusal of all Series C Holders (including TWC). Newhouse, however, except as provided in the next sentence, shall not have the right individually to exercise the Right of First Refusal on Transfers of Series C Stock by any other Series C Holder, but shall have the right to acquire its pro rata share of any
                                                        --------
        Series C Stock acquired by TWC/Newhouse pursuant to such Right of First Refusal, based on the relative percentage ownerships of Series C Stock of TWC and Newhouse at the time of such acquisition. The parties hereto, however, acknowledge and agree that, if (x) TWC is Transferring Series C Stock held pursuant to the right of first refusal set forth in this section which would cause TWC, Newhouse and their respective controlled affiliates collectively to lose the right under the Stockholders Agreement to nominate at least one C Director and (y) as of such time Newhouse shall not have Transferred (other than to a controlled affiliate of Newhouse) any of the Series C Stock issued to Newhouse at the Closing, then Newhouse shall have the right to acquire, before any other Series C Holder, shares of Series C Stock intended to be so Transferred by TWC up to such maximum number as shall be necessary for Newhouse to become entitled pursuant to the Stockholders Agreement to nominate one C Director. Any such remaining shares shall be Transferred pursuant to the right of first refusal process set forth in this section.

               case of a Tender Offer) from the date of the applicable Transfer Notice, or such Right of First Refusal shall lapse.

               In the event that any Acquiring Series C Holder elects to acquire a smaller amount than its pro rata portion of the Transferred Interest, each other
                        --- ----
               Acquiring Series C Holder that stated a willingness to acquire more than its pro rata portion of the Transferred Interest in its
                             --- ----
               exercise notice will have the right to acquire its pro rata
                                                                  --- ----
               portion or, if available, up to the number of shares specified in such other Acquiring Series C Holder's exercise notice (or a smaller amount if a cap is specified in such other Acquiring Series C Holder's exercise notice) of the amount of the Transferred Interest that such Acquiring Series C Holder was entitled but failed to elect to acquire based on the number of shares of Series C Stock owned by each such other Acquiring Series C Holder that elects to acquire a portion of such amount of the Transferred Interest at the time of the exercise of such Right of First Refusal.

               If all or any portion of the Transferred Interest is not acquired by the Series C Holders as provided above, the Specified Series B Holders will have the right to acquire the remaining shares of such Transferred Interest in proportions to be agreed to among the Specified Series B Holders; provided, however, that any
                                               --------  -------
               shares of Series C Stock proposed to be acquired by any Specified Series B Holder pursuant to the Right of First Refusal described in this paragraph shall be converted into Series B Stock prior to such acquisition. Such Right of First Refusal must be exercised (by written notice to the Transferor, each Series C Holder, each other Specified Series B Holder and GE) within 25 days (15 days in the case of a Fast-Track Sale and 11 days in the case of a Tender Offer) from the date of the applicable Transfer Notice, or such Right of First Refusal shall lapse.

               If all or any portion of the Transferred Interest is not acquired by the Series C Holders or the Specified Series B Holders, GE will have the right to acquire all or any of the remaining shares of such Transferred Interest; provided, however, that any shares
                                             --------  -------
               of Series C Stock proposed to be acquired by GE pursuant to the Right of First Refusal described in this paragraph shall be converted into Series B Stock prior to such acquisition. Such Right of First Refusal must be exercised (by written notice to the Transferor, each Series C Holder and each Specified Series B Holder) within 30 days (20 days in the case of a Fast-Track Sale and 15 days in the case of a Tender Offer) from the date of the applicable Transfer Notice, or such Right of First Refusal shall lapse.

               Notwithstanding the above, in the event that the Series C Holders, the Specified Series B Holders and GE do not collectively agree to acquire all of the Transferred Interest, then the Transferor shall be entitled to (i) Transfer all (but not less than all, subject to certain exceptions to be determined in connection with a Public Sale as a result of market conditions) of the Transferred Interest on the terms and as set forth in the Transfer Notice (such Transfer to be consummated within 180 days following the date of the applicable Transfer Notice or the Transferred Interest shall once again be subject to the Rights of First Refusal set forth herein), (ii) Transfer to the Series C Holders, the Specified Series B Holders and GE the portion of the Transferred Interest that they collectively agreed to acquire or (iii) retain the Transferred Interest; provided,
                                                                    --------
               however, that all such shares of Series C Stock to be Transferred
               -------
               pursuant to clause (i) above or to Specified Series B Holders or GE pursuant to clause (ii) above shall be converted into Series B Stock prior to such Transfer.

               (c) Series B Stock.  Upon receipt of a Transfer Notice relating
                   ---------------
               to Series B Stock, each Specified Series B Holder (other than the Transferor) will have the right to acquire its pro rata portion
                                                              --- ----
               (or a smaller amount) of the Transferred Interest, based on the number of shares of Series B Stock owned by each such Specified Series B Holder that elects to acquire its pro rata portion (or a
                                                          --- ----
               smaller amount) of the Transferred Interest (each, an "Acquiring Specified Series B Holder") at the time of the exercise of such Right of First Refusal. Such Right of First Refusal must be exercised (by written notice to the Transferor and each other Specified Series B Holder, Series C Holder and GE) within 20 days (10 days in the case of a Fast-Track Sale and 7 days in the case of a Tender Offer) from the date of the applicable Transfer Notice, or such Right of First Refusal shall lapse.

               In the event that any Acquiring Specified Series B Holder elects to acquire a smaller amount than its pro rata portion of the
                                                    --- ----
               Transferred Interest, each other Acquiring Specified Series B Holder that stated a willingness to acquire more than its pro
                                                                         ---
               rata portion of the Transferred Interest in its exercise notice
               ----
               will have the right to acquire its pro rata portion (or a smaller
                                                  --- ----
               amount if a cap is specified in such other Acquiring Specified Series B Holder's exercise notice) of the amount of the Transferred Interest that such Acquiring Specified Series B Holder was entitled but failed to elect to acquire based on the number of shares of Series B Stock owned by each such other Acquiring Specified Series B Holder that elects to acquire a portion of such amount of the Transferred Interest at the time of the exercise of such Right of First Refusal.

               If all or any portion of the Transferred Interest is not acquired by the Specified Series B Holders as provided above, the Series C Holders will have the right to acquire the remaining shares of such Transferred Interest pro rata based on their respective
                                         --- ----
               holdings of Series C Stock at the time of the exercise of such
               Right of First Refusal or, if available, up to the number of shares specified in each Series C Holder's exercise notice. Such Right of First Refusal must be exercised (by written notice to the Transferor, each Specified Series B Holder, each other Series C Holder and GE) within 25 days (15 days in the case of a Fast-Track Sale and 11 days in the case of a Tender Offer) from the date of the applicable

               Transfer Notice, or such Right of First Refusal shall lapse.

               If all or any portion of the Transferred Interest is not acquired by the Specified Series B Holders or the Series C Holders, GE will have the right to acquire all or any of the remaining shares of such Transferred Interest. Such Right of First Refusal must be exercised (by written notice to the Transferor, each Series C Holder and each Specified Series B Holder) within 30 days (20 days in the case of a Fast-Track Sale and 15 days in the case of a Tender Offer) from the date of the applicable Transfer Notice, or such Right of First Refusal shall lapse.

               Notwithstanding the above, in the event that the Specified Series B Holders, the Series C Holders and GE do not collectively agree to acquire all of the Transferred Interest, then the Transferor shall be entitled to (i) Transfer all (but not less than all, subject to certain exceptions to be determined in connection with a Public Sale as a result of market conditions) of the Transferred Interest on the terms and as set forth in the Transfer Notice (such Transfer to be consummated within 180 days following the date of the applicable Transfer Notice or the Transferred Interest shall once again be subject to the Rights of First Refusal set forth herein), (ii) Transfer to the Specified Series B Holders, the Series C Holders and GE the portion of the Transferred Interest that they collectively agreed to acquire or
               (iii) retain the Transferred Interest.

               At each Transferor's option, any shares of Series B Stock Transferred to Series C Holders or GE pursuant to the Right of First Refusal described in this paragraph (c) may be converted prior to Transfer into, and Transferred to Series C Holders and GE as, Series A Stock; provided, however, that such Transferor
                                      --------  -------
               shall have indicated on the applicable Transfer Notice its election to Transfer its Series B Stock as Series A Stock as provided herein, and such election, when made, shall be irrevocable. Specified Series B Holders may not avoid the Right of

               First Refusal described above by converting their Series B Stock to Series A Stock.

               Terms.  Each Series C Holder, Specified Series B Holder and GE
               ------
               will be entitled to acquire the applicable amount of the Transferred Interest pursuant to the Rights of First Refusal set forth above on the same terms and conditions as set forth in the applicable Transfer Notice.

               Upon the Series C Termination Date, each Transferor shall be entitled to accelerated time periods during which the right of first refusal would apply to any Transferred Interest.

               Cable Sale.  In the event that any Series C Holder sells,
               -----------
               contributes or assigns to a single person all or substantially all of such Series C Holder's cable systems (a "Cable Sale"), then such Series C Holder may sell, contribute or assign to such person all (but not less than all) of such Series C Holder's Series C Stock, without such Transfer being subject to any rights of first refusal or conversion requirements.

               If a Series C Holder enters into a Cable Sale and does not sell, contribute or assign all of such Series C Holder's Series C Stock to the acquiror of such Series C Holder's cable assets, then all other Series C Holders shall have, for a period of 90 days beginning upon the consummation of the Cable Sale, a call right (the "Cable Sale Call Right") to purchase their respective pro
                                                                          ---
               rata portions of such Series C Holder's Series C Stock, based on
               ----
               the respective percentages of Series C Stock held by such other Series C Holders, as well as their respective pro rata portions
                                                             --- ----
               of any amount of such Series C Stock not purchased by any such other Series C Holder pursuant to such call right or, if available, up to the number of shares of such Series C Stock specified in the exercise notice of each such other Series C Holder, based on the respective percentages of Series C Stock held by the Series C Holders willing to purchase such Series C Stock or any portion thereof; provided, however, that the Cable
                                             --------  -------
               Sale Call Right shall be
               exercisable only if the Series C Holders (or any number thereof, in each case other than the Series C Holder that consummated the applicable Cable Sale) agree collectively to acquire all (but not less than all) of such Series C Holder's Series C Stock. Any Series C Stock acquired pursuant to a Cable Sale Call Right shall be acquired at the Current Market Price calculated as of the trading day immediately preceding the date of the closing pursuant to the Cable Sale Call Right.

               In the event that the Series C Holders shall fail to purchase all Series C Stock subject to a Cable Sale Call Right as provided above, such Series C Stock shall in connection with any subsequent Transfer thereof be subject to the rights of first refusal described in paragraph (b) under "Rights of First Refusal" above.

               Spin-Off.  In the event that a Series C Holder spins off all or
               ---------
               substantially all of its cable assets to a single entity (a "Spin-Off"), then such Series C Holder shall be required to sell, contribute or assign to such entity all of such Series C Holder's Series C Stock, without such Transfer being subject to any rights of first refusal or conversion requirements.

               Claw Back Rights.  In the event that any Series C Holder or
               -----------------
               Specified Series B Holder at any time proposes to acquire the direct or indirect beneficial ownership of, or the direct or indirect right to vote, any shares of capital stock of NewCo which as a result of such acquisition would result in such Series C Holder or Specified Series B Holder, as applicable, together with its controlled affiliates but without any other Permitted Transferee, owning shares or having the power to vote shares of capital stock in each case with aggregate voting power in excess of 49% of the total outstanding voting power with respect to the election of directors who are elected by all stockholders voting as a single class (the "Common Director Voting Power"), then such Series C Holder or Specified Series B

               Holder, as the case may be, shall be obligated to offer to all other Series C Holders and Specified Series B Holders, pro rata
                                                                      --- ----
               based on their respective percentages of the total Common Director Voting Power, such number of shares of Series B Stock or Series C Stock as would be necessary to reduce the aggregate Common Director Voting Power of such Series C Holder or Specified Series B Holder to 49%, or less, as well as their pro rata
                                                                 --- ----
               portion of any amount of securities representing such
               Voting Power not purchased by any such other Specified Series B Holder or Series C Holder pursuant to such claw back rights, within 10 days from the date when such Series C Holder or Specified Series B Holder first owns shares or has the power to vote shares of capital stock with aggregate voting power in excess of 49% of the Common Director Voting Power. All other Series C Holders and Specified Series B Holders shall have 20 days from such offer to exercise their right to purchase their pro rata share of such number of shares as provided above,
               --- ----
               after which time such right shall terminate. Such Series C Holder or Specified Series B Holder shall be entitled to keep any capital stock that was subject to but not purchased pursuant to the claw back rights set forth in this paragraph. Any capital stock acquired pursuant to such claw back process shall be acquired at the Current Market Price calculated as of the trading day immediately preceding the date of such acquisition. The claw back rights set forth in this paragraph shall terminate upon the earlier to occur of (x) the tenth anniversary of the date of the Stockholders Agreement and (y) the date when no Series C Holder, Specified Series B Holder or GE owns any Common Stock of NewCo.

               The Series C Holders and the Specified Series B Holders shall also have similar claw back rights in the event of certain transactions pursuant to which a Series C Holder or a Specified Series B Holder becomes the owner of shares or the right to vote shares of NewCo capital stock with aggregate voting power in excess of 49% of the Common Director Voting Power other than pursuant to the acquisition of shares or any beneficial or voting interest with respect thereto.

               Representations and Warranties.  Customary terms to be set forth
               -------------------------------
               in the Stockholders Agreement, including with respect to each Series C Holder, each Specified Series B Holder, GE, NewCo, TSAT and the capital stock of TSAT. In addition, TSAT represents and warrants that:

               . the capitalization of TSAT as of May 31, 1997 is as set forth in Exhibit G hereto;

               . the total outstanding indebtedness for borrowed money of TSAT as of May 31, 1997 is $359,497,772; and

               . as of the date hereof, neither TSAT nor any of its subsidiaries had, has or will have any indebtedness, obligation or liability, absolute or contingent, required to be disclosed in accordance with GAAP and which is not adequately provided for in the audited 1996 year end balance sheet of TSAT, except for indebtedness, obligations or liabilities incurred by TSAT or any of its subsidiaries in the ordinary course of business since the date of such balance sheet and consistent with past practice.

               Events of Default.  Breach by any party to the Stockholders
               ------------------
               Agreement of any of its covenants, representations and warranties or other obligations set forth therein or breach by such party of any other material provision of the Stockholders Agreement, including the director nomination and Transfer provisions set forth therein.

               Remedies.  Upon the occurrence and continuance of an event of
               ---------
               default with respect to a party to the Stockholders Agreement for fifteen (15) days after notice thereof and failure to cure, each other party to the Stockholders Agreement will be entitled to (x) any remedies that may be available to such other party at law or in equity, (y) cause the removal from the Board of Directors of each director nominated by the defaulting party and cause the temporary suspension of the defaulting party's right under the Stockholders Agreement to nominate directors to the board or (z) cause the temporary suspension of any other right of the defaulting party pursuant to the Stockholders Agreement; provided, however, that a defaulting
                                       --------  -------
               party shall at all times continue to be bound by all applicable obligations of such defaulting party under the Stockholders Agreement.

               Term.  Ten years.
               -----

               Governing Law.  New York.
               --------------

               Pre-Closing Matters.  The parties hereto agree that the following
               --------------------
               matters shall be conditions precedent to the Closing:

               . the five year strategic plan and budget for fiscal years 1998 and 1999 of NewCo shall be approved by a "Super-majority Vote" (as defined in the PRIMESTAR partnership agreement);

                . satisfaction of due diligence matters relating to TSAT and the other parties to the roll-up; and

                .   obtaining all necessary regulatory consents and approvals

PROXY          TSAT will prepare proxy statement materials setting forth
-----          material information concerning the transactions contemplated
STATEMENT:     herein. The Series C Holders and the Specified Series B Holders
---------      will have the right to review and comment on such materials, and
               TSAT will incorporate into such materials any such comments so that the proxy statement materials are reasonably acceptable to each Series C Holder and each Specified Series B Holder. The
               Series C Holders and the Specified Series B Holders will have the right upon request to review such proxy statement materials at any time and from time to time prior to distribution thereof to TSAT stockholders in connection with the solicitation of such stockholders' approval of the transactions contemplated herein.

OTHER          Voting Agreements.  In connection with the TSAT stockholders'
-----          ------------------
AGREEMENTS:    vote or written consent to approve the transactions contemplated
----------     herein, Malone hereby agrees, concurrently with the execution of the Letter or as soon thereafter as practicable, to (i) enter into the Voting Agreement attached hereto as Exhibit F-3 and (ii) enter and cause Tele-Communications, Inc. ("TCI") to enter into the Voting Agreement attached hereto as Exhibit F-4. In addition, each of Malone and TSAT hereby agrees to use his or its best commercially reasonable efforts to cause (i) Kearns-Tribune, concurrently with the execution of the Letter or as soon thereafter as practicable, to enter into the Voting Agreement attached hereto as Exhibit F-2 and (ii) the personal representatives of the estate of Robert Magness, concurrently with the execution of the Letter or as soon thereafter as practicable, to enter into the Voting Agreement attached hereto as Exhibit F-1.

               Tax Sharing Agreement.  Concurrently with the execution of the
               ----------------------
               Letter, each of TCI and TSAT shall enter into the Tax Sharing Agreement attached hereto as Exhibit H.

PRIMESTAR      "PRIMESTAR Customer" will be defined, wit respect to the
---------      PRIMESTAR medium power business, relative to current delinquency
CUSTOMERS:     of the customer at the Closing as follows:
---------
                   Delinquency/9/     Value of Customer
                   -----------        -----------------
                   60 days or less     full PRIMESTAR
                                           Customer

                   61 days to 90 days  .5 PRIMESTAR
                                          Customer

                   over 90 days          no credit

               In addition, the definitive documents will contain restrictions on TSAT, TWC, Cox, Comcast and MediaOne from engaging in unusual selling practices prior to the Closing that

----------
/9/     Calculated from the day the relevant bill is issued.

               are designed to inflate PRIMESTAR Customer additions beyond normal levels and increase the percentage of high risk customers.

CLOSING        Certain adjustments on the economics of the transaction will
-------        occur at or after the Closing, including:
ADJUSTMENTS:
-----------
               .    adjustment on the number of new PRIMESTAR Customers added
                    within 90 days prior to the Closing to be effected pursuant to an audit 90 days after the Closing;

               . adjustment on inventory contributed to NewCo conducted pursuant to an audit within 90 days from Closing;

               . the PRIMESTAR Partners will be reimbursed in cash for 100% of any capital contributions made to PRIMESTAR after March 31, 1997; it is the intent of the parties hereto that PRIMESTAR's obligations will be assumed by NewCo and any credit support provided individually by any such party in connection with PRIMESTAR operations be removed or replaced and that all satellite financing be refinanced by NewCo in connection with the Closing, subject to the existing terms of such financing; and

               . GE's percentage ownership of Series A Stock may be adjusted based on a formula that will permit GE to receive additional shares of Series A Stock up to a number necessary for GE to maintain its 4.9% ownership of the total number of shares of NewCo Common Stock outstanding at the Closing by causing a pro rata decrease in the number of shares of Series A Stock
                    --- ----
                    and corresponding increase in the amount of cash that each of TWC/Newhouse, Cox, Comcast and MediaOne shall receive at Closing; provided, however, that the aggregate value of such
                             --------  -------
                    adjustment shall not exceed $14,025,000 or 1,753,125 shares of Series A Stock. GE shall give written notice to each Series C Holder of its intent to cause such adjustment by the later of (i) August 1, 1997 and (ii) 30 days after the execution date of the Letter to which this Summary of Business Terms is attached. If no such notice is timely received, such adjustment shall not be made.

               Inventory Adjustment Mechanism.  The inventory adjustment to be
               -------------------------------
               conducted as of the Closing shall be as follows: The ratio (the "Ratio") of the total number of customers as of the Closing to the total units of inventory as of the Closing for each Series C Holder will be adjusted to equal the Ratio for TSAT. In the event that a Series C Holder has fewer inventory units at Closing than is necessary to equal TSAT's Ratio, such Series C Holder shall pay an amount to NewCo in cash equal to the number of additional inventory units necessary to equal TSAT's Ratio multiplied by the equipment unit cost. Any such adjustment shall be netted against cash owed to such Series C Holder at Closing for additional subscribers. In the event that a Series C Holder has more inventory units at Closing than is necessary to equal TSAT's Ratio, such Series C Holder shall be paid in cash at Closing by TSAT an additional amount equal to the number of excess inventory units above TSAT's Ratio multiplied by the equipment unit cost. Attached hereto as Exhibit E is an example of such inventory adjustment mechanism using (i) an equipment unit cost of $489, based on a per IRD cost of $385 and a per LNB/dish cost of $115 and assuming that the closing inventory consists of IRDs and LNBs/dishes that equal in number 90% of such IRDs, (ii) ending inventory for each Series C Holder as of April 27, 1997 and (iii) a total number of subscribers for each Series C Holder as of March 31, 1997. The numbers set forth on Exhibit E as an example of such inventory adjustment mechanism are for illustrative purposes only and are not binding on the parties hereto.

GE             For the avoidance of doubt, as of the Closing, NewCo shall
--             succeed to and assume the rights and obligations of PRIMESTAR to
OBLIGATIONS:   GE under the existing agreements between
-----------

               PRIMESTAR and GE or its affiliates, including, without limitation, that certain Ku-1 User Agreement between PRIMESTAR and GE, dated February 8, 1990, and under that certain Amended and Restated Memorandum of Agreement, dated October 18, 1996, with GE.

AGREEMENT      Each party hereto acknowledges that the
---------      ground equipment and "system" technology to
REGARDING      be used in the PRIMESTAR business will be
---------      General Instrument's DigiCipher II technology.
EQUIPMENT:
---------

INTEGRATION:   The definitive agreements contemplated in this Summary of
-----------    Business Terms constitute an exhaustive list of all agreements and other documents governing the rights and obligations of the parties hereto in connection with the transactions contemplated herein. No other agreement or document shall affect any such rights or obligations of the parties hereto.

FOUNDERS'      Medium Power Subscribers.  Each of TWC/Newhouse, Cox,
---------      -------------------------
DISTRIBUTION   Comcast, MediaOne and Tele-Communications, Inc., together with
------------   their respective controlled affiliates (each, a "Founder" and
RIGHTS:        collectively, the "Founders"), shall enter into an agency
------         agreement with NewCo with a term of ten years, which will
               designate such Founder as a sales and servicing agent for NewCo with respect to the medium power PRIMESTAR subscribers (each, an "Agency Agreement"). At the end of such ten year term, at the request of each Founder, NewCo shall enter into good faith negotiations with such Founder for the purpose of extending the term of such Agency Agreement and determining the terms and conditions thereof. The Agency Agreements will provide for specific non-exclusive territories with respect to servicing agent arrangements and for non-exclusive sales agent territories.
               Among other material terms, the Agency Agreements will provide for performance criteria in the service area (such as requirements for telephone call handling responsiveness and quality, installation response time, installation quality, service call rate and service call response time). In the event any Founder fails materially to satisfy the service performance criteria to be set forth in the applicable Agency Agreement, such Founder may lose its right to provide service under the Agency
               Agreement, but in no event (subject to the following) shall a Founder lose its right to act as a sales agent of NewCo or to receive any agreed upon fees to be paid in connection with the performance of such Founder's obligations as a sales agent of NewCo. The Agency Agreement shall contain customary provisions restricting actions of the sales agent that are detrimental to NewCo's business, including provisions restricting sales outside specified territories and requiring compliance with certain reasonable and customary information reporting requirements, equipment specifications and pricing policies; wilful, continued material violations of such provisions after a reasonable cure period may result in agency termination in accordance with provisions to be mutually agreed to in the definitive agreements contemplated herein. Each Founder's right to act as a sales agent of NewCo as provided in this paragraph shall be assignable to a spin-off entity that acquires all or substantially all of such Founder's cable assets pursuant to a Spin-Off or to any other
               Founder that acquires such Founder's cable assets pursuant to a Cable Sale.

               The fees payable to the Founders under the Agency Agreements and other economic terms related thereto shall be determined in the definitive documents contemplated herein and shall be acceptable to each of the Founders and NewCo.

               High Power Subscribers.  Each Founder will enter into a
               -----------------------
               distributor agreement with NewCo pursuant to which NewCo will grant such Founder the right to act as a non-exclusive distributor of CablePlus for NewCo in such Founder's cable franchise territories (each, a "Distributor Agreement"). Each Distributor Agreement shall have a ten year term. At the end of such ten year term, at the request of any Founder, NewCo shall enter into good faith negotiations with such Founder for the purpose of extending the term of such

               Distributor Agreement and determining the terms and conditions thereof. The Distributor Agreements will not contain sales performance criteria in connection with retail sales, but will contain customary provisions restricting actions of the distributor that are detrimental to NewCo's business, including provisions restricting sales outside specified territories and requiring compliance with certain information reporting requirements and equipment specifications. Each Founder's right to act as a non-exclusive distributor of CablePlus for NewCo in such Founder's cable franchise territories shall be assignable to a spin-off entity that acquires all or substantially all of such Founder's cable assets pursuant to a Spin-Off or to any other Founder that acquires such Founder's cable assets pursuant to a Cable Sale.

               In addition, each Founder will have the right to enter into an agency agreement with NewCo pursuant to which such Founder shall act as a non-exclusive retail sales and servicing agent of any stand-alone retail high power PRIMESTAR programming service (each, an "HP Agency Agreement"). Each HP Agency Agreement shall have a ten year term. At the end of such ten year term, at the request of any Founder, NewCo shall enter into good faith negotiations with such Founder for the purpose of extending the term of such HP Agency Agreement and determining the terms and conditions thereof. Among other material terms, the HP Agency Agreements will provide for performance criteria in the service area (such as requirements for telephone call handling responsiveness and quality, installation response time, installation quality, service call rate and service call response time). In the event any Founder fails materially to satisfy the service performance criteria to be set forth in the applicable HP Agency Agreement, such Founder may lose its right to provide service under the HP Agency Agreement, but in no event (subject to the following) shall a Founder lose its right to act as a sales agent of NewCo or to receive any agreed upon fees to be paid in connection with the performance of such Founder's obligations as a sales agent of NewCo. The HP Agency Agreements shall contain customary provisions restricting actions of the sales agent that are detrimental to NewCo's business, including provisions restricting sales outside specified territories and requiring compliance with certain reasonable and customary information reporting requirements, equipment specifications and pricing policies; wilful, continued material violations of such provisions after a reasonable cure period may result in agency termination in accordance with provisions to be mutually agreed to in the definitive agreements contemplated herein.

               MFN Provisions.  With respect to Agency Agreements, Distributor
               ---------------
               Agreements and HP Agency Agreements between NewCo and any Founder, (i) in the case of any Founder that has an agreement pursuant to which such Founder provides only sales, if the sales fee or any other provision in such agreement is more favorable to such Founder than the comparable provision in the same agreement of any other such Founder, then such other Founder shall upon request be entitled to elect to enter into an agreement with NewCo that is identical in all respects (other than with respect to volume and as required to reflect the different parties) as the agreement with such other Founder containing such more favorable term and (ii) in the case of any Founder that has an agreement pursuant to which such Founder provides both sales and service, if the sales and servicing fees or any other provision in such agreement are more favorable to such Founder than the comparable provision in the same agreement of any other such Founder providing both sales and service, then such other Founder shall upon request be entitled to elect to enter into an agreement with NewCo that is identical in all respects (other than with respect to volume and as required to reflect the different parties) as the agreement with such other Founder containing such more favorable term.

               For purposes of enforcing the MFN provisions set forth above, NewCo shall be obligated to provide each Founder with written notice of any Agency Agreement, Distributor Agreement or HP Agency Agreement entered into by any other Founder or of any amendment to such agreement, and upon such Founder's request NewCo shall be obligated to provide to such Founder a copy of such agreement or amendment thereto, as applicable.

CONDUCT OF     From the period beginning on the date hereof until the Closing,
----------     TSAT and each Series C Holder hereby agrees to conduct (a) in the
BUSINESS:      case of TSAT, its business and operations and (b) in the case of
--------       each Series C Holder, such Series C Holder's PRIMESTAR business and related operations, according to its ordinary course of business consistent with past practice; agrees to use its commercially reasonable efforts to preserve intact (i) in the case of TSAT, its business organization and (ii) in the case of each Series C Holder, the organization of its PRIMESTAR business;
               agrees to keep available the services of (x) in the case of TSAT, its officers and employees and (y) in the case of each Series C
               Holder, the officers and employees of such Series C Holder's
               PRIMESTAR business; and agrees to take no action that would reasonably be expected to cause:

               . the failure of any such party to perform and comply in all material respects with all agreements, obligations and conditions required by this Summary of Business Terms to be performed or complied with by such party on or prior to the Closing;

               . the failure of any such party to obtain all necessary or appropriate consents or approvals of any United States Federal or state governmental entity or any other third party in connection with the consummation of the transactions contemplated herein, including under the HSR Act and applicable FCC rules and regulations;

               . the institution of any suit, action or proceeding challenging, seeking to restrain, prohibiting or adversely affecting in any material respect the

               .    consummation of the transactions contemplated herein; and

               . any material adverse effect (i) in the case of TSAT, to its business or operations and (ii) in the case of each Series C Holder, to such Series C Holder's PRIMESTAR business.

               In addition, for the period beginning on the date hereof until the Closing, except as otherwise contemplated hereby, TSAT hereby agrees not to:

               .    amend its Charter or By-laws;

               . authorize for issuance, issue, sell, deliver, grant options or warrants for or rights relating to or otherwise agree or commit to issue, sell or deliver any shares of any class of its capital stock or any securities convertible into or exchangeable for shares of any class of its capital stock other than (i) any such options, warrants, rights or commitments outstanding as of the date hereof or, in the case of employee benefit plans existing as of the date of Closing, authorized under such existing plans and (ii) stock options issued to officers or other employees of TSAT in the ordinary course of business and consistent with past practice;

               . split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in stock or property or a combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of or options or warrants on or rights relating to its own capital stock or any of its subsidiaries;

               . create, incur, assume, maintain or permit to exist any long term debt or any short term debt for borrowed money (other than under existing lines of credit not to exceed $450,000,000 (assuming a Closing on or about December 31,
                    1997)) or other indebtedness which
                    will be repaid at or prior to the Closing; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except its wholly owned subsidiaries; or make any loans, advances or capital contributions to or investments in any other person other than in the ordinary course of business and consistent with past practice;

               . make any change in any method of accounting or accounting practice or policy other than those required by U.S. generally acceptable accounting principles;

               . make any payment in respect of indebtedness for borrowed money (other than scheduled payments of principal or interest in accordance with the terms of such indebtedness);

               . sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any transactions with, any person that is affiliated with
                    (i) TSAT, (ii) any Series B Holder or (iii) TCI, other than in the ordinary course of business and consistent with past practice and on terms and conditions not less favorable to TSAT than could be obtained on an arm's length basis from unrelated third parties; or

               .    agree to do any of the foregoing.

FURTHER        Subject to the terms and conditions herein and subject to
-------        applicable law, each party hereto agrees to use its commercially
ASSURANCES:    reasonable efforts promptly to take or cause to be taken all
----------     other actions, and do or cause to be done all other things, necessary or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated herein, including, without limitation, (i) filing Notification and Report Forms under the HSR Act with the FTC and the Antitrust
               Division
               of the Department of Justice and using its commercially reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information and documentation and (ii) obtaining all necessary consents, approvals or waivers under applicable laws, rules and regulations, including FCC rules and regulations, or pursuant to its material contracts.

               Notwithstanding anything in this paragraph to the contrary, no party hereto shall be required to agree to any prohibition, limitation or other requirements that would (i) prohibit or limit such party or any of its subsidiaries from owning or operating, or compel such party or any of its subsidiaries to dispose of or hold separate, any portion of its business or assets, (ii) impose limitations on the ability of such party to acquire or hold or exercise full rights of ownership of any shares of NewCo Common Stock that shall be issued to such party hereunder, including the right to vote such shares on all matters provided herein or (iii) prohibit such party from effectively controlling its business or operations or the business or operations of any of its subsidiaries.

DEFINITIVE     General.  The definitive agreements contemplated in this
----------     --------
AGREEMENTS:    Summary of Business Terms shall be binding on each Series C
----------     Holder, each Specified Series B Holder, GE and TSAT and the following parent entities (each, a "Parent Entity") thereof: in the case of TWC, Time Warner Entertainment Company, L.P.; in the case of Newhouse, Advance/Newhouse Partnership; in the case of Cox, Cox Communications, Inc.; in the case of Comcast, Comcast
               Corporation; in the case of MediaOne, U.S. West Media Group,
               Inc.; in the case of GE, GE American Communications, Inc.; and in the case of TSAT, NewCo. Each such entity's Parent Entity shall be liable for any breach of or default under the definitive agreements by such entity.

                                                                      EXHIBIT A

                             VALUATION METHODOLOGY

ASSUMPTIONS
     Value Per Sub                       $    1,100     Series A       68,060,000
                                                        Shares
---------------------------------------------------------------------------------
     Cash Per Sub                               458     Series B        8,466,000
                                                        Shares
---------------------------------------------------------------------------------
     TSAT Equity/Increm. Sub                    350     Fully          76,526,000
                                                        Diluted
                                                        TSAT
                                                        Shares
                                                        Outstanding
---------------------------------------------------------------------------------


3/31/97 VALUATION
---------------------------------------------------------------------------------------------------------------------------
                                                 VALUE      VALUE OF      GROSSED-UP                     VALUE
                                 SUBS          OF SUBS   PARTNERSHIP     PARTNERSHIP    AGGREGATE      OF CASH      EQUITY
                            3/31/97(1)        $1,100(2)    2/14/97(3)          VALUE        VALUE       $458(5)    VALUE(6)
---------------------------------------------------------------------------------------------------------------------------
                                               ($000s)       ($000s)         ($000s)      ($000s)      ($000s)     ($000s)
TSAT                           716,158      $  787,774      $ 70,750        $ 70,750   $  858,523     $327,821  $  530,702
TWC                            515,719         567,291       106,124         106,124      673,415      236,070     437,345
Cox                            143,707         158,078        35,375          35,375      193,453       65,782     127,671
Comcast                        134,408         147,849        35,375          35,375      183,224       61,525     121,698
MediaOne                       152,087         167,296        35,375          35,375      202,671       69,618     133,053
GE                                   0               0        56,183          84,232(4)    84,232       14,025      70,207
                             ---------      ----------      --------        --------   ----------   ----------  ----------
                             1,662,079      $1,828,287      $339,181        $367,231   $2,195,518     $774,841  $1,420,676




12/31/97 VALUATION ADJUSTMENTS - INCREMENTAL ADJUSTMENT AMOUNTS(6)
---------------------------------------------------------------------------------------------------------------------------
                             ESTIMATED                                                                             ADJUSTED
                                  SUBS  INCREMENTAL            CASH        EQUITY            CASH       EQUITY    AGGREGATE
                              12/31/97         SUBS            $458          $642            $750         $350        VALUE
---------------------------------------------------------------------------------------------------------------------------
                                                            ($000s)       ($000s)         ($000s)      ($000s)      ($000s)
TSAT                           879,042      162,884              --            --        $122,163      $57,009   $1,037,695
TWC                            570,793       55,074          25,210        35,371              --           --      733,997
Cox                            177,351       33,644          15,400        21,608              --           --      230,460
Comcast                        197,171       62,763          28,730        40,310              --           --      252,263
MediaOne                       186,089       34,002          15,564        21,838              --           --      240,073
GE                                   0            0               0             0              --           --       84,232
                             ---------      -------         -------      --------       ---------      -------   ----------
                             2,010,445      348,366         $84,905      $119,126        $122,163      $57,009   $2,578,720


 ---------------------------------------------------
                              ADJUSTED     ADJUSTED
                                 TOTAL        TOTAL
                               CASH(7)       EQUITY
---------------------------------------------------
                               ($000s)      ($000s)
TSAT                          $449,984   $  587,711
TWC                            261,280      472,716
Cox                             81,182      149,278
Comcast                         90,255      162,008
MediaOne                        85,182      154,891
GE                              14,025       70,207
                              --------   ----------
                              $981,909   $1,596,812















OWNERSHIP CALCULATIONS -  SHARES(8)

               TOTAL      ECONOMIC                                                                 VOTING
           EQUITY(9)     OWNERSHIP      TOTAL      SERIES A    SERIES B    SERIES C      VOTES      POWER
---------------------------------------------------------------------------------------------------------
                ($000s)
TSAT        $  587,711       36.81%   76,526,000   68,060,000  8,466,000          --  152,720,000   37.63%
TWC            472,716       29.60%   61,552,473   54,742,981         --   6,809,493  122,837,908   30.27%
Cox            149,278        9.35%   19,437,542   17,287,185         --   2,150,357   38,790,756    9.56%
Comcast        162,008       10.15%   21,095,080   18,761,351         --   2,333,729   42,098,642   10.37%
MediaOne       154,891        9.70%   20,168,320   17,937,118         --   2,231,202   40,249,143    9.92%
GE              70,207        4.40%    9,141,707    9,141,707         --          --    9,141,707    2.25%
            ----------      ------   -----------  -----------  ---------  ----------  -----------  ------
            $1,596,812      100.00%  207,921,123  185,930,341  8,466,000  13,524,781  405,838,155  100.00%

EXPLANATORY NOTES ON VALUATION METHODOLOGY
------------------------------------------


(1) Number of PRIMESTAR subscribers of each of the PRIMESTAR partners as of March 31, 1997.

(2) Number of PRIMESTAR subscribers at March 31, 1997 multiplied by $1,100/sub.

(3) Value of partnership interest based on cost.

(4) GE receives a notional value of $84.2 million for its partnership interest of which $14.0 million will be paid in cash/debt in the rolled-up PRIMESTAR, subject to adjustment if GE exercises its option to acquire additional shares of Series A Common Stock.

(5) This column reflects debt per sub of TSAT as of March 31, 1997 of $458.

(6) The Equity Value to be received by each PRIMESTAR partner shall be equal to the "Aggregate Value" as of the Closing less the Value of Cash (i.e.,
                                            ----                    ----
    average debt per sub of TSAT (as calculated in Note 7 below)).

(7) The cash payment to each PRIMESTAR partner (other than TSAT) at Closing shall be equal to the debt per sub amount which is calculated by taking (x) the debt of TSAT as of Closing (y) subtracting $750 multiplied by the number of net TSAT subscribers added between March 31, 1997 and Closing and (z) dividing such amount by the number of TSAT subscribers as of March 31, 1997.

(8) Assuming a Closing date of December 31, 1997 and debt per sub of TSAT (as calculated in accordance with Note 7 above) of $458.

(9) Based on the equity values calculated using the assumptions above, the non-TSAT shareholders receive in the transaction that number of Series A and Series C shares required to give the calculated equity ownership (based on TSAT's fully diluted shares calculated at Closing). The proportion of Series C to Series A shares received by the non-TSAT partners (except for GE) is based on the same proportion as TSAT's Series B to Series A shares at Closing.

                       OMITTED SCHEDULES OR ATTACHMENTS



The following schedules or similar attachments to this exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K of the Securities and Exchange Commission ("Commission"). The Registrant agrees to furnish supplementally a copy of any such schedule or attachment to the Commission upon request.



             Exhibits
             --------
             Exhibit B:    Form of Board Resolution of Newco
             Exhibit C:    Registration Rights
             Exhibit D:    Form of TWC/Newhouse Voting Agreement
             Exhibit E:    Closing Inventory Adjustment Analysis
             Exhibit F-1:  Form of Magness Voting Agreement
             Exhibit F-2: Form of Kearns-Tribune Voting Agreement Exhibit F-3: Form of Malone Voting Agreement
             Exhibit F-4:  Form of TCI Voting Agreement
             Exhibit G:    Capitalization of TSAT as of May 31, 1997
             Exhibit H:    Form of TCI/TSAT Tax Sharing Agreement